UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-13045 (Commission File Number)	23-2588479 (IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2007, Iron Mountain Incorporated (the “Company”) issued a press release announcing that Brian McKeon will become the Company’s Chief Financial Officer. Mr. McKeon, 44, joins the Company from The Timberland Company (NYSE: TBL), a $1.6 billion global footwear and apparel company based in New Hampshire, where he has served in a similar capacity since 2000. Prior to joining The Timberland Company, Mr. McKeon spent more than eight years at PepsiCo, during which time he held several executive positions in finance and strategic planning, culminating in his being named Vice President, Finance of the Pepsi-Cola North America division. Mr. McKeon received a BS in Accounting from the University of Connecticut and an MBA from Harvard University. Mr. McKeon will assume the role of Chief Financial Officer from John F. Kenny, Jr., who has been named Executive Vice President, Corporate Development. Mr. Kenny will continue in the role of Chief Financial Officer until Mr. McKeon assumes his new post. Mr. McKeon is expected to assume his responsibilities in May 2007.

Mr. McKeon has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. McKeon has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Compensation Committee of the Company’s Board of Directors has approved the following compensation arrangements for Mr. McKeon: (1) an annual base salary of $450,000, with a review in March 2008; (2) incentive compensation of up to 100% of the annual base salary in 2007 and up to 100% of earned base wages in subsequent years, as part of the Company's incentive compensation plan; and (3) stock options with a total grant value of up to $13,000,000. The exercise price of the options will equal the fair market value of the underlying common stock on the date of grant. Mr. McKeon will receive other benefits similar to other executive officers, including the ability to defer a portion of his compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED (Registrant) By: /s/ Garry B. Watzke Name: Garry B. Watzke Title: SVP and General Counsel

Date: February 13, 2007